Exhibit 10.1

POSTMEDIA NETWORK INC.

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LMP PUBLICATION LIMITED PARTNERSHIP

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GVIC COMMUNICATIONS CORP.

ASSET PURCHASE AGREEMENT

October 18, 2011

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

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THIS ASSET PURCHASE AGREEMENT is made as of October 18, 2011.

BETWEEN:

POSTMEDIA NETWORK INC., a corporation duly incorporated under the laws of Canada,

(the “Vendor”)

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LMP PUBLICATION LIMITED PARTNERSHIP, a limited partnership duly established under the laws of British Columbia,

(the “Purchaser”)

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GVIC COMMUNICATIONS CORP., a corporation duly incorporated under the laws of Canada,

(“GVIC”).

RECITALS:

A. The Vendor owns assets related to the Businesses, as hereinafter defined.

B. The Vendor has agreed to transfer and sell to the Purchaser, and the Purchaser has agreed to purchase and assume from the Vendor, certain of the assets and liabilities, of and relating to the Businesses, on the terms and conditions of this Agreement.

THEREFORE the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions

Whenever used in this Agreement the following words and terms shall have the meanings set out below:

“30 Day Period” has the meaning ascribed thereto in Section 3.3(c);

“Accounts Payable” means the accounts payable of the Businesses as set forth in their books and records in accordance with GAAP, but excludes payables to the Vendor or any affiliate and any intra-company accounts as at the Effective Time;

“Accrued Expenses” means the accrued operating expenses of the Businesses as set forth in their books and records in accordance with GAAP incurred in the ordinary course of business as at the Effective Time, but excluding any expenses retained by the Vendor pursuant to Sections 9.6 and 9.7;

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act with respect to the transactions contemplated by this Agreement;

“affiliate” has the meaning given to it in the Canada Business Corporations Act;

“Agency Agreement” means the agreement between the Vendor and the Purchaser for the provision of SwarmJam services by the Vendor to the Purchaser after Closing, such agreement to be on such terms consistent with the terms described in the Services Agreement;

“Agreement” means this Asset Purchase Agreement, including all schedules, and all amendments or restatements, as permitted, and references to “Article”, “Section” or “Schedule” mean the specified Article, Section or Schedule of this Agreement;

“Assumed Liabilities” means those liabilities of the Vendor related to the Businesses, as set forth below:

(a)	liabilities under the Purchased Contracts (it being understood that Current Liabilities under Purchased Contracts shall be included in the Working Capital calculation);

(b)	liabilities respecting the Owned Real Property and any Tangible Personal Property in respect of the period commencing after the Effective Time;

(c)	liabilities respecting Non-Union Employees and Union Employees pursuant to Sections 9.6 and 9.7, but excluding those liabilities specifically retained by the Vendor pursuant to Sections 9.6 and 9.7;

(d)	without duplication, the other liabilities included within Current Liabilities which are included in calculating the Working Capital calculation;

(e)	liabilities and obligations under the Transferred Benefit Plans pursuant to Section 9.7;

(f)	liabilities and obligations under the Transferred RRSP pursuant to Section 4.20(f); and

(g)	any other liability that is agreed to be assumed by the Purchaser in this Agreement or any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; and

(h)	Insured Litigation, but specifically excluding obligations in respect of Insured Litigation Deductibles.

Notwithstanding the foregoing, the Assumed Liabilities will not include any of the Retained Liabilities;

“Assumed Real Property Liabilities” has the meaning ascribed thereto in Section 2.1(b);

“Benefit Plans” means material plans, arrangements, agreements, programs or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered with respect to Employees to which the Vendor is a party or bound or in which Employees participate in relation to the Businesses or under which the Vendor has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its Employees, individuals working on contract with the Vendor relating to the Businesses or Publications or other individuals providing services to the Vendor relating to the Businesses of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons), excluding Statutory Plans and the Pension Plans;

“Books and Records” means books and records of the Vendor relating exclusively to the Businesses or the Purchased Assets, including financial, operations and sales books, programming information and studies, technical information, advertising studies, marketing and demographic data, subscription lists and records, lists of advertisers, logs, public inspection files, records, books of account, sales and purchase records, lists of suppliers, business reports, plans and projections and all other documents, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise including all data, information and databases stored on computer-related or other electronic media provided that to the extent such books and records are held or stored as part of the books and records of the Vendor, or a division hereof, and cannot be segregated from the Books and Records to be transferred at Closing (the “Shared Records”), the Books and Records shall include only those Shared Records or copies thereof as can be provided to the Purchaser without unreasonable expense or effort on the Vendor’s part unless the Purchaser compensates the Vendor for such unreasonable expense or effort; and provided further that Books and Records shall include a copy of financial information for fiscal 2010 and 2011 relating to the Businesses in electronic form;

“Businesses” means the printing, publication and distribution of the Publications including the publication and distribution of digital and online versions thereof and all other activities related thereto and including the separate distribution services provided in the Lower Mainland of British Columbia for the Publications and advertising and other materials for third parties;

“Business Day” means any day, other than a Saturday or Sunday, on which the main branch of The Toronto Dominion Bank in Toronto, Ontario and Vancouver, British Columbia is open for commercial banking business during normal banking hours;

“Circulation Lists and Related Material” means the current paid and controlled circulation records and subscription lists and prospect lists for the Publications, lists to advertisers and advertising agencies, advertising promotion list, promotional material, rate cards, sales materials, articles, manuscripts, editorial material, advertising copy, reproductions, films and negatives, artwork, photographs, illustrations, lists of electronic mail advertising and electronic addresses for opt-in subscribers of publications and other similar materials in each case of the Vendor and used primarily in connection with the Businesses, material held by the Vendor from past or current issues of the Publications now in process and copies of all past or current research reports, market data and surveys and circulation audits of the Vendor and in connection with the Publications and inventory of current and back issues of the Publications and reprints, in each case whether in paper or electronic format;

“Claims” means claims, demands, complaints, grievances, actions, applications, suits, causes of action, Orders, charges, indictments, prosecutions, informations or other similar processes, assessments or reassessments, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, including loss of value, reasonable professional fees, including fees and disbursements of legal counsel on a partial indemnity basis, and all actual and documented costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

“Closing” means the completion of the sale to and purchase by the Purchaser of the Purchased Assets under this Agreement;

“Closing Date” means November 30, 2011 or such other date as the Parties may agree in writing as the date upon which the Closing shall take place;

“Closing Time” means noon Vancouver time, on the Closing Date or such other time on such date as the Parties may agree in writing as the time at which the Closing shall take place;

“Closing Working Capital” means Working Capital at the Effective Time;

“Collective Agreements” means the collective bargaining agreements set out in Schedule 4.21 and “Collective Agreement” means any one of them;

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act or a person designated or authorized pursuant to the Competition Act to exercise the powers and perform the duties of the Commissioner of Competition;

“Confidentiality Agreement” means the confidentiality agreement between the Vendor and Glacier Media Inc. dated as of August 11, 2011;

“Competition Act” means the Competition Act (Canada), as amended, and the regulations thereunder;

“Competition Act Approval” means:

(a)	the issuance of an Advance Ruling Certificate and such Advance Ruling Certificate has not been rescinded prior to Closing; or

(b)	the Purchaser and the Vendor have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act has expired or has been terminated in accordance with the Competition Act; or

(c)	the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act;

“Competition Tribunal” means the Competition Tribunal established under the Competition Tribunal Act (Canada);

“Contract” means any agreement, indenture, contract, lease, deed of trust, licence, option instrument or other commitment, undertaking, entitlement, engagement or undertaking;

“Credit Agreements” means the following agreements:

(a)

the secured term loan credit agreement dated as of July 13, 2010 between Postmedia Network Inc. as borrower, Postmedia Network Canada Corp. as guarantor, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc. as syndication agent, J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. as joint lead arrangers and joint book runners and certain lenders parties thereto, including the Bank of Montreal, Canadian Imperial Bank of Commerce, the Bank of Nova Scotia,

Royal Bank of Canada and the Toronto-Dominion Bank, as amended, modified, restated or supplemented from time to time;

(b)	the secured revolving credit agreement dated as of July 13, 2010 between Postmedia Network Inc. as borrower, Postmedia Network Canada Corp. as guarantor, Morgan Stanley Senior Funding, Inc. as administrative agent, collateral agent, joint collateral agent and co-syndication agent, JPMorgan Chase Bank N.A. as co-syndication agent, Wells Fargo Bank, National Association as joint collateral agent and co-documentation agent, Royal Bank of Canada as co-documentation agent and certain lenders parties thereto, including the Bank of Montreal, CIBC Asset-Based Lending Inc., the Bank of Nova Scotia and the Toronto-Dominion Bank, as amended, modified, restated or supplemented from time to time; and

(c)	the indenture dated as of July 13, 2010 with The Bank of New York Mellon, as trustee, and BNY Trust Company of Canada, as collateral agent, whereby the Vendor issued US$275 million in aggregate principal amount of 12.50% senior secured notes due 2018;

and “Credit Agreement” means any one of them;

“Current Assets” means the current assets of the Vendor in connection with the Businesses determined in accordance with GAAP and in a manner consistent with the sample calculation of Working Capital set out in Schedule A, subject to the adjustments and exclusions as described therein;

“Current Liabilities” means the current liabilities of the Vendor in connection with the Businesses determined in accordance with GAAP and in a manner consistent with the sample calculation of Working Capital set out in Schedule A, subject to the adjustments and exclusions as described therein;

“Customer Lists” means the list of all customers and advertisers of the Businesses;

“Deficit” has the meaning ascribed thereto in Section 3.3(g);

“Determination Date” has the meaning ascribed thereto in Section 3.3(g);

“Effective Time” means 11:59 pm (Vancouver time) on the Closing Date, or such other time on the Closing Date as the Vendor and the Purchaser may mutually determine;

“Employees” means the Non-Union Employees and the Union Employees;

“Employee on Leave” has the meaning ascribed thereto in Section 4.20(a);

“Employment Contracts” means Contracts between any Non-Union Employees and the Vendor;

“Employment Legislation” means all applicable Laws relating in any way to employment including employment standards, labour relations, workers’ compensation, benefit entitlements, pay equity, wages and hours of work, human rights or occupational health and safety of employees;

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, leases, mortgages, options, adverse claims, restrictions or encumbrances of any kind or character whatsoever;

“Environmental Protection Laws” means all applicable principles of common law and equity and all applicable federal, state, provincial, municipal and local statutes, codes (having the force of law), ordinances, decrees, rules, regulations and by-laws, and judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, awards, policies (having the force of law), guidelines (having the force of law) and other requirements of any Governmental Authority, at any time in force or effect, as at the date of this Agreement that relate to the environment, health, occupational health and safety, the transportation of dangerous goods or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, emission, release, destruction, packaging, containment, transport, handling, clean-up or other remediation or corrective action of any Hazardous Materials;

“ETA” means the Excise Tax Act (Canada) and all regulations therein;

“Excluded Assets” means:

(a)	cash, bank balances, moneys in possession of banks and other depositories, term or time deposits and similar cash items of, owned or held by or for the account of the Vendor, except for such items which are part of Prepaid Expenses and Deposits and are included as Current Assets in the Working Capital calculation;

(b)	corporate, financial and taxation records of the Vendor and records of the Vendor that do not relate exclusively or primarily to the Businesses;

(c)	extra-provincial, sales, excise or other licences or registrations issued to or held by the Vendor;

(d)	refunds in respect of reassessments for Taxes relating to the Businesses or Purchased Assets paid prior to the Effective Time;

(e)	refundable Taxes;

(f)	all rights to the name “Postmedia”, “Postmedia Network” and logos or variations thereof and all goodwill associated therewith;

(g)	insurance policies, prepaid insurance premiums and the right to receive insurance recoveries under such policies, except for Insurance Proceeds;

(h)	the asset or property used or held for use by the Vendor not relating to the Businesses or the Publications;

(i)	Shared Assets; and

(j)	Contracts relating to the foregoing;

“Excluded Employees” means [Redacted];

“Final Statement” has the meaning ascribed thereto in Section 3.3(a);

“Financial Information” has the meaning ascribed thereto in Section 4.13(a);

“Fund” has the meaning ascribed thereto in Section 9.7;

“GAAP” means, in respect of any period ending on or prior to August 31, 2011, Canadian Generally Accepted Accounting Principles – Part V of the Canadian Institute of Chartered Accountants Handbook (“Canadian GAAP”) and in respect of any period ending after August 31, 2011, Canadian Accepted Accounting Principles – Part I of the Canadian Institute of Chartered Accountants Handbook;

“Goodwill” means the goodwill of or relating exclusively to the Businesses and the Publications;

“Governmental Authorities” means governments, regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, Crown corporations, courts, bodies, boards, tribunals or dispute settlement panels or other law or regulation-making organizations or entities:

(a)	having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or

(b)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

in each case, having jurisdiction over the Vendor, the Purchaser, or the transactions contemplated by the Agreement, as applicable.

“Governmental Authorizations” means authorizations, approvals, licences or permits issued to the Vendor relating exclusively to the Publications or any of the Purchased Assets by or from any Governmental Authority;

“Hazardous Materials” means any contaminants, pollutants, hazardous, corrosive or toxic substances, flammable materials, explosive materials, radioactive materials, microwaves, waste, urea formaldehyde, asbestos materials, hydrocarbon contaminants, noxious substances, compounds known as chlorobiphenyls, deleterious substances, special wastes, dangerous goods or substances and any other substances or materials that are identified or described in, or defined by, any Environmental Protection Law as being substances or materials the storage, manufacture, disposal, treatment, generation, use, transportation or remediation of which, or release of which into or concentration of which in the environment, is prohibited, controlled, regulated or licensed by any Governmental Authority or under any Environmental Protection Law;

“HST” means all taxes payable under the ETA or under any provincial legislation similar to the ETA, and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

“Indemnified Party” has the meaning ascribed thereto in Section 10.2(a);

“Indemnifying Party” has the meaning ascribed thereto in Section 10.2(a);

“Independent Auditor” means Deloitte & Touche LLP or such independent auditing firm as may be agreed to by the Parties, or, if the Parties cannot agree, an independent auditing firm selected by the Chair of the Canadian Institute of Chartered Accountants;

“Information Technology” means information technology systems owned, used or held by the Vendor exclusively for use in or relating to the Businesses, Publications or the Purchased Assets

including, without limitation, all software and documentation therefor, electronic data processing systems, program specifications, source codes, input data and report layouts and formats, algorithms, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts, operating manuals, training manuals and aids and other related materials; provided that Information Technology shall not include such information technology systems owned, used or held by the Vendor forming part of the Shared Assets;

“Insurance Proceeds” has the meaning ascribed thereto in Section 9.9(b);

“Insured Litigation” means the insured litigation notices and claims involving the Publications and/or the Businesses as set out in Schedule 4.16(A) and in respect of insured litigation claims involving the Publications and/or the Businesses for libel, slander and/or defamation relating to a publication date prior to the Effective Time;

“Insured Litigation Deductibles” means any remaining deductibles under insurance policies maintained by or on behalf of the Publications and the Businesses in respect of the Insured Litigation;

“Intellectual Property” means intellectual property rights, whether registered or not, owned, used or held by the Vendor exclusively for use in or relating to the Publications or the Businesses, including the Publications’ trademarks, trade names, mastheads, copyrights, jingles and slogans, URLs, domain names, mobile applications names and processes for products or services contained within the Publications, including those intellectual property rights listed in Schedule 4.8;

“Inventories” means items that are held by the Vendor, including those items ordered by the Vendor but not yet delivered, which are recorded in their respective Books and Records, which are being produced for sale, or are to be consumed, directly or indirectly, exclusively in the production of the Publications or other goods or services to be available for sale, of every kind and nature and wheresoever situate owned by the exclusively for use in or relating to the Businesses, including supplies of newsprint, paper, ink and other raw materials, operating supplies, packaging materials, finished goods and work-in-progress;

“Laws” means currently existing applicable statutes, by-laws, rules, regulations, Orders, ordinances or judgments, in each case of any Governmental Authority having the force of law;

“Leased Real Property” means lands and/or premises which are leased by the Vendor for the Businesses, including those listed or described in Schedule 4.21(B);

“Leases” has the meaning ascribed thereto in Section 4.18(a);

“Lenders’ Release” means, collectively, the releases to be provided by the applicable agents for the Vendor’s lending syndicates under the Credit Agreements, with respect to the sale of the Purchased Assets pursuant to this Agreement;

“License Agreement” has the meaning ascribed thereto in Section 7.12;

“Licences” has the meaning ascribed thereto in Section 4.12;

“LTD Employees” has the meaning ascribed thereto in Section 9.6(a);

“material” means material to (i) all of the Businesses taken as a whole, or (ii) all of the Purchased Assets taken as a whole;

“Material Adverse Effect” means any change, effect or circumstance, either individually or combined with all other changes, effects or circumstances, that is or would reasonably be expected to be materially adverse to the business, operations, Purchased Assets, liabilities or financial condition or results of operations of the Businesses taken as a whole; but shall exclude any Material Adverse Effect arising out of: (i) any adverse change, effect or circumstance relating generally to financial markets or general economic conditions; (ii) any adverse change, effect or circumstance relating to conditions generally affecting the publishing industry, and not affecting the Businesses in a disproportionate manner; (iii) war, act of terrorism, civil unrest or similar event; (iv) any generally applicable change in Laws or interpretation thereof; or (v) any adverse change, effect or circumstance caused by the announcement or pendency of this Agreement or the transactions contemplated by this Agreement;

“Material Consents” has the meaning ascribed thereto in Section 2.4;

“National Post Printing Agreement” means an agreement between the Vendor and Glacier Media Inc. to extend, renew or agree to the printing of the National Post for a period of five years following the Closing Date on the same terms and conditions (including rates) as those in the printing contract currently in place for the printing of the National Post in British Columbia, such printing to be done at Kodiak Press; provided that the Vendor, acting reasonably, is satisfied that Kodiak Press can print the National Post at substantially the same quality as, and at substantially the same times as, those currently being provided by Black Press;

“National Sales Agreement” means an agreement between the Vendor and GVIC, on behalf of its affiliates, the Purchaser and the purchaser under the purchase agreement referred to in Section 7.9, for national sales for a period of five years following the Closing Date, on the same terms and conditions as those currently applicable under the national sales agreement dated as of September 1, 2008 between GVIC and Canwest Media Inc., with the addition of national sales for all the Purchased Assets;

“Non-Assignable Rights” has the meaning ascribed thereto in Section 2.4;

“Non-Union Employees”, individuals employed or retained by the Vendor set out on Schedule 4.20(A) but excluding the Excluded Employees;

“Normal Working Capital” means the average monthly Working Capital for the 12 calendar months preceding and ending on the Closing Date, if the Closing Date is the last day of the month, and if the Closing Date is other than the last day of the month, ending on the last day of the calendar month preceding the Closing Date calculated in the manner as shown on Schedule A;

“Notice” has the meaning ascribed thereto in Section 12.4;

“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator;

“Owned Real Property” means lands and/or premises which are owned by the Vendor and used by the Vendor relating exclusively to the Businesses, all of which are listed or described in Schedule 4.21(A);

“Parties” means the Vendor, the Purchaser, GVIC and the Real Property Purchasers, as the context requires, collectively, and “Party” means any one of them;

“Partnership Assets” means the properties, assets and rights of the Partnership;

“Pension Plans” means the pension plans listed on Schedule 4.20(F);

“Permitted Encumbrances” means:

(a)	encumbrances for taxes, assessments or governmental charges or levies not yet due or delinquent or the validity of which is being contested in good faith by the Vendor;

(b)	undetermined or inchoate liens, charges and privileges incidental to current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to the Purchased Assets;

(c)	unregistered purchase money security interests arising under contracts for the supply of goods and materials entered into in the ordinary course of business which secure the unpaid balance of the purchase price for goods and/or materials purchased thereunder which are due and payable (and have been outstanding) for not more than 90 days after delivery of the invoice therefor;

(d)	any security interest in respect of deposits of money or property by way of security for the performance of any statutory obligations arising in the ordinary course of business;

(e)	financing statements evidencing the rights, including security interests, or equipment lessors under the Purchased Contracts;

(f)	the Encumbrances described in Schedule 4.9; and

(g)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licences, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Encumbrances incidental to the conduct of the Businesses or to the ownership of the Owned Real Property, in each case which do not in the aggregate materially adversely affect the value of the Owned Real Property or materially impair their use in the operation of the Businesses, the leases which form part of the Purchased Contracts and all Encumbrances registered against title to the Owned Real Property as at the Date of Closing;

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

“Post Retirement Benefits” means retiree welfare benefits (except as required by applicable Laws) or retiree life insurance benefits to any Person;

“Prepaid Expenses and Deposits” means the unused portion of amounts prepaid by or on behalf of the Vendor relating exclusively to the Businesses, the Publications or the Purchased Assets, including Taxes, assessments, rates and charges, utilities, rents, tenant allowances common area payments, and, to the extent transferable, deposits with any public utility or any Governmental Authority, but excluding prepaid insurance premiums, income or other Taxes which are personal to the Vendor and amounts paid in respect of any Excluded Assets and any Benefit Plans;

“Proceedings” has the meaning ascribed thereto in Section 4.16;

“Publications” means the daily newspapers and community newspapers and other publications, published in the Lower Mainland of British Columbia as shown on Schedule B, all print, digital, online publications, and products and services provided as part of and related thereto, but specifically excluding those print, digital and online publications, products and services listed or described in Schedule C;

“Purchase Price” has the meaning ascribed thereto in Section 3.1;

“Purchased Assets” means all of the Vendor’s right, title and interest in, to and under, or relating to, the following properties, assets and rights (other than the Excluded Assets):

(a)	the Books and Records;

(b)	the Purchased Contracts;

(c)	the Goodwill;

(d)	the Intellectual Property;

(e)	the Receivables;

(f)	the Circulation Lists and Related Materials;

(g)	the Customer Lists;

(h)	the Inventories;

(i)	the Owned Real Property;

(j)	the Prepaid Expenses and Deposits;

(k)	the Tangible Personal Property;

(l)	the Technology;

(m)	any Insurance Proceeds; and

(n)	all other rights, properties and assets of the Vendor exclusively used in or held by the Vendor for use in the Businesses or Publications, of whatsoever nature or kind and wherever situated, including all proprietary exclusive content and data for the digital and online, products and publications forming part of the Publications contained on any URL sites, websites or otherwise;

other than the Excluded Assets;

“Purchased Contracts” means the Contracts to which the Vendor is or will prior to Closing be a party or by which the Vendor is or will prior to Closing be bound or under which the Vendor has, or will have, any liability or contingent liability relating exclusively to the Businesses or the Purchased Assets, and includes quotations, orders, proposals or tenders, advertising and commitments with customers and subscribers which remain open for acceptance and warranties and guarantees but, for greater certainty, excludes any such Contracts (i) for advertising commitments that do not relate to the Businesses or the Purchased Assets, (ii) for the acquisition of newsprint, (iii) related to any of the Excluded Assets, or (iv) related to accounts payable or other current liabilities not expressly assumed by the Purchaser herein; provided that with respect to advertising commitments relating both to one or more of the Publications and one or more other publications of the Vendor, the Purchaser and the Vendor will agree to co-operate to honour such commitments and the Purchaser shall be entitled to receive such portion of the advertising revenue applicable to the Publications;

“Real Property Purchasers” has the meaning ascribed thereto in Section 2.1(a);

“Receivables” means all accounts receivable, bills receivable, trade accounts, book debts, rebates and insurance claims related to the Businesses, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits;

“Retained Liabilities” has the meaning ascribed thereto in Section 2.1(c);

“Services Agreement” means the agreement contemplated in Section 7.8;

“Shared Assets” means the Vendor’s properties, assets and rights used in or held by the Vendor for use in the Businesses or Publications and also used in or held by the Vendor for use in the Vendors businesses and publications other than the Businesses or Publications, such as, but not limited to, assets, contracts, intellectual property, information technology, and equipment, including those listed or described in Schedule C;

“Statutory Plans” means statutory benefit plans which the Vendor is required to comply with, including the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

“Tangible Personal Property” means machinery, equipment, electrical devices, antennae, cables, furniture, furnishings, office equipment, computer hardware, supplies, materials, inventory, vehicles, tools and spare parts and other tangible assets owned or used or held by the Vendor for use exclusively in or relating exclusively to the Publications;

“Tax Returns” means returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

“Taxes” means taxes, duties, fees, premiums, assessments, imposts, levies and other similar charges imposed by any Governmental Authority under Laws, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, and other government pension plan premiums or contributions; but excluding any municipal taxes on the Owned Real Property after the Effective Time and any transfer taxes with respect to the transfer of the Owned Real Property;

“Technology” means Intellectual Property and Information Technology;

“Termination Costs” has the meaning ascribed thereto in Section 9.6(f);

“Total Contracts” has the meaning ascribed thereto in Section 4.11;

“Transferred RRSP” means the Group Registered Retirement Savings Plan with Sun Life Assurance Company of Canada, Canada Policy Number GA 10027 (administrative contract 66323-6), established exclusively for the Employees;

“Unions” means those unions which are parties to the Collective Agreements as set forth on Schedule 4.21(A);

“Union Employees” means those employees of the Businesses which are part of the Collective Agreements as set forth on Schedule 4.20(A);

“Working Capital” means, in respect of any particular date and time, the amount by which the Current Assets exceed or are less than, as the case may be, the Current Liabilities as at such date and time; and

“Working Capital Adjustment” means the difference between the Closing Working Capital and the Normal Working Capital.

1.2 Certain Rules of Interpretation

In this Agreement:

(a)	Currency – Unless otherwise specified, all references to money amounts are to lawful currency of Canada;

(b)	Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia;

(c)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement;

(d)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”;

(e)	No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party;

(f)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders;

(g)	Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances;

(h)	Statutory references – A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation;

(i)	Time – Time is of the essence in the performance of the Parties’ respective obligations; and

(j)	Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3 Knowledge

Any reference to the knowledge of any Party means to the actual knowledge of a senior officer of such Party after reasonable inquiry, which in the case of the Vendor shall be Paul Godfrey, Doug Lamb, Michelle Hall, Kevin Bent and Craig Barnard.

1.4 Entire Agreement

This Agreement, the Confidentiality Agreement and the agreements and other documents required to be delivered pursuant to this Agreement, or executed and delivered concurrently herewith, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral, whether statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement, the Confidentiality Agreement and any document required to be delivered pursuant to this Agreement or executed and delivered concurrently herewith, and the Purchaser shall acquire the Publications and the Purchased Assets as is and where is subject to the benefit of the representations and warranties in this Agreement.

1.5 Schedules

The Schedules to this Agreement, listed below, are an integral part of this Agreement:

Schedule	Description
Schedule A	Sample Calculation of Working Capital
Schedule B	Included Publications and Services
Schedule C	Shared Assets
Schedule 2.4	Material Consents
Schedule 4.7	Permitted Encumbrances
Schedule 4.8	Intellectual Property
Schedule 4.11	Purchased Contracts
Schedule 4.12	Licences
Schedule 4.13	Financial Information
Schedule 4.16(A)	Insured Litigation
Schedule 4.18(A)	Owned Real Property
Schedule 4.18(B)	Leased Real Property
Schedule 4.20(A)	Non-Union Employees
Schedule 4.20(A)	Union Employees
Schedule 4.20(B)	Employees on Leave
Schedule 4.20(C)	Employment Contracts
Schedule 4.20(D)	Employment Legislation Matters
Schedule 4.20(E)	Pension Plans
Schedule 4.21	Collective Agreements
Schedule 7.8	Postmedia Services Agreement

ARTICLE 2

PURCHASE AND SALE

2.1 Action by Vendor and Purchaser

Subject to the provisions of this Agreement, at the Closing Time:

(a)	Purchase and Sale of Purchased Assets – the Vendor shall sell and the Purchaser shall, and GVIC shall cause the Purchaser to, purchase the Purchased Assets, other than the Owned Real Property; and GVIC and the Purchaser shall cause three nominee subsidiary corporations of the Purchaser (the “Real Property Purchasers”) to purchase the Owned Real Property;

(b)	Assumption of Contracts and Obligations –

(i)	the Purchaser shall, and GVIC shall cause the Purchaser to, assume the Assumed Liabilities, other than the liabilities with respect to the Owned Real Property (together the “Assumed Real Property Liabilities”); and

(ii)	GVIC and the Purchaser shall cause the Real Property Purchasers to assume the Assumed Real Property Liabilities;

but neither the Purchaser nor the Real Property Purchasers shall be liable for or assume any other obligations or liabilities of the Vendor other than Assumed Liabilities assumed by each of them as set forth above;

(c)	Retained Liabilities – there shall be excluded from the Assumed Liabilities all liabilities and obligations of the Vendor not expressly assumed by the Purchaser and the Real Property Purchasers under Section 2.1(b), including the following liabilities or obligations:

(i)	liabilities and obligations of the Vendor created by this Agreement;

(ii)	any liability or obligation for Taxes, owing or accrued up until the Effective Time except as provided for in the Working Capital Adjustment;

(iii)	any liability or obligation for Accounts Payable or Accrued Expenses except as expressly agreed herein and as provided for in the Working Capital Adjustment;

(iv)	any liability or obligation for Benefit Plans prior to the Effective Time except as provided for in the Working Capital Adjustment and as set out in Section 9.7;

(v)	indebtedness of the Vendor for borrowed money;

(vi)	liabilities and obligations in respect of any business of the Vendor other than the Businesses;

(vii)	liabilities and obligations under any Contract or in respect of any assets included in the Excluded Assets;

(viii)	any liability in respect of Pension Plans except as provided for pursuant to Section 9.7;

(ix)	any liability for Employees specifically retained by the Vendor pursuant to Section 9.6; and

(x)	any other liability of the Businesses which is not an Assumed Liability;

(collectively the “Retained Liabilities”), all of which shall remain obligations to the Vendor.

(d)	Payment of Purchase Price – the Purchaser shall, and GVIC shall cause the Purchaser to, pay the Purchase Price as provided in Section 3.2; provided however that GVIC and the Purchaser shall cause the Real Property Purchasers to pay that portion of the Purchase Price allocated to the Owned Real Property, as agreed by the Vendor and the Purchaser acting reasonably;

(e)	Transfer and Delivery of Purchased Assets – the Vendor shall execute and deliver to the Purchaser (and with respect to the Owned Real Property, to the Real Property Purchasers) all such bills of sale, assignments, instruments of transfer, deeds, assurances, consents and other documents as shall be necessary to effectively transfer to the Purchaser and the Real Property Purchasers, the Purchased Assets purchased by each of them, respectively; the Vendor shall deliver up to the Purchaser and the Real Property Purchasers possession of the Purchased Assets purchased by each of them, free and clear of all Encumbrances (other than Permitted Encumbrances); and

(f)	Other Documents – the Vendor and Purchaser shall (and GVIC shall cause the Purchaser to) deliver, and GVIC and the Purchaser shall cause the Real Property Purchasers to deliver, such other documents as may be necessary to complete the transactions provided for in this Agreement, including without limitation, the Services Agreement.

2.2 Place of Closing

The Closing shall take place at the Closing Time at the offices of Farris, Vaughan, Wills & Murphy LLP located at 2500 – 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3, or at such other place as may be agreed upon by the Vendor and the Purchaser.

2.3 Tender

Any tender of documents under this Agreement shall be made upon the Parties or their respective counsel. Any tender of money under this Agreement shall be made by delivery of:

(a)	electronic wire transfer; or

(b)	official bank draft drawn upon a Canadian chartered bank; or

(c)	negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank or trust company.

2.4 Non-Assignable Rights

Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to the Purchaser and its affiliates, any Contract or Governmental Authorization which, as a matter of law or by its terms, is (i) not assignable, or (ii) not assignable without the approval or consent of the issuer thereof or the other party or parties thereto, without first obtaining such approval or consent (collectively “Non-Assignable Rights”). In connection with such Non-Assignable Rights, the Vendor shall, at the request of the Purchaser:

(a)	apply for and use reasonable commercial efforts to obtain all consents or approvals contemplated by those material Purchased Contracts listed in Schedule 2.4 (the “Material Consents”); and

(b)	co-operate with the Purchaser in any reasonable commercial arrangements designed to provide the benefits of such Non-Assignable Rights to the Purchaser and its affiliates, including holding any such Non-Assignable Rights in trust for the Purchaser and its affiliates or acting as agent for the Purchaser, in each case at the Purchaser’s expense.

2.5 Allocation of Revenues

The Parties agree that any monies received by a Party, and which monies are to be allocated to the other Party pursuant to the provisions of this Agreement, shall be held in trust for that other Party and remitted to that other Party as soon as is practicable. The Parties agree that any dispute with respect to such monies shall be referred to arbitration in accordance with the provisions of Section 12.1 hereof.

2.6 Allocation of Purchase Price

(a)	The allocation of the Purchase Price among the Purchased Assets will be allocated in a manner to be determined between the Vendor and the Purchaser, each acting reasonably, within 60 days following the Closing Date. If the Purchaser and the Vendor fail to agree on the allocation of the Purchase Price within 60 days following the Closing Date, the Purchaser and the Vendor will refer the items in dispute to the Independent Auditor for determination within 5 Business Days of the 60 day period. The Purchaser and the Vendor will each deliver notice of such dispute in writing to the Independent Auditor within such 5 Business Day period. The notice will detail the items disputed by a Party, including the basis for such dispute. The Independent Auditor will be permitted to review all working papers, books of account and other documents relating to the Businesses relevant to the preparation and determination of the allocation of the Purchase Price, and will determine the item or items in dispute within 15 Business Days following the referral thereof. Upon completion by the Independent Auditor of the review, the Independent Auditor will deliver to the Vendor and to the Purchaser its report setting out their determination of the items in dispute. The determination of the Independent Auditor regarding the allocation of the Purchase Price will be final and binding on the Purchaser and the Vendor. The costs of the Independent Auditor will be allocated between the Vendor and the Purchaser as determined by the Independent Auditor proportionately and based on the relative success of the Parties in such dispute. The Vendor and the Purchaser shall file their respective income Tax Returns in a manner consistent with the final allocation of the Purchase Price. If the allocation of the Purchase Price is disputed by any taxation or other Governmental Authority, the Party receiving notice of such dispute will promptly notify the other Party and the Parties will use their commercially reasonable efforts to sustain the final allocation.

(b)	The Parties agree that the consideration for the undertaking by the Vendor not to compete in accordance with the terms of the non-competition agreement to be entered into as contemplated in Section 7.7 is an amount received or receivable by a corporation that was an “eligible corporation” (within the meaning assigned to that term in subsection 56.4(1) of the Income Tax Act (Canada), as set out in the Income Tax Amendments Act, 2010) and will be $500,000. The Parties further agree that the Non-Compete Covenant may reasonably be considered to have been granted by the Vendor to the Purchaser in order to maintain or preserve the value of the goodwill of the Businesses acquired by the Purchaser in accordance with the terms of this Agreement.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price

Subject to an adjustment required pursuant to Section 3.3, the amount payable by the Purchaser and the Real Property Purchasers for the Purchased Assets (the “Purchase Price”), exclusive of all applicable sales and transfer taxes, shall be the amount of $28 million CAD (The “Closing Date Payment”) plus the assumption of the Assumed Liabilities.

3.2 Satisfaction of Purchase Price

(a)	The Purchaser shall, and GVIC shall cause the Purchaser to, satisfy the Purchase Price at the Closing Time by (i) assuming the Assumed Liabilities in the manner provided in Section 2.1(b) and (ii) the payment by the Purchaser and the Real Property Purchasers of $28 million CAD to the Vendor directly, or in accordance with the Vendor’s instructions provided by the Vendor at least one Business Day prior to the Closing Time, in the manner provided in Section 2.3.

3.3 Delivery of Working Capital Statement

(a)	For the purposes of finally determining the final Purchase Price, the Vendor will, within 60 Business Days following the Closing Date, prepare, finalize and deliver to the Purchaser, a statement (the “Final Statement”) setting out the final calculation of the amount of the Normal Working Capital, Current Assets, Current Liabilities and resulting Closing Working Capital and Working Capital Adjustment as at the Effective Time. The Final Statement will also set out the calculation of the resulting final adjustment to the Purchase Price, and will set out the difference, if any, between the final Purchase Price as so determined and the Closing Date Payment and the amount, if any, which the Purchaser may be required to pay to the Vendor or which the Vendor may be required to pay to the Purchaser. The Final Statement and all components thereof will be prepared in accordance with Schedule A hereto. All Parties agree to cooperate with one another in the preparation of the Final Statement, including providing access to each Party’s employees to the other Parties if necessary.

(b)	If the Purchaser does not in good faith dispute the contents of the Final Statement within the 45 days of receiving the Final Statement from the Vendor, the contents thereof will be binding on the Purchaser and the Vendor.

(c)	If the Purchaser has disputed the contents of the Final Statement within such 45 day period, the items in dispute will, in the absence of a negotiated agreement between the Vendor and the Purchaser within 30 days after the end of the 45 day period (the “30 Day Period”), be referred to the Independent Auditor within 5 Business Days of the 30 Day Period for determination. The Purchaser will deliver its notice of such dispute in writing to the Vendor within such 45 day period and such notice will detail the items on the Final Statement which the Purchaser disputes, including the basis for such dispute.

(d)	The Independent Auditor will be permitted to review the Final Statement together with all working papers, books of account and other documents relating to the Businesses relevant to the preparation of the Final Statement including any written submission made by the Vendor and/or the Purchaser within 5 Business Days of the referral to the Independent Auditor, and will determine the item or items in dispute within 15 Business Days following the referral thereof to the Independent Auditor. For certainty, the Independent Auditor will determine whether the treatment of any items in dispute in the Final Statement is consistent with the treatment of such items in the sample calculation of Working Capital set out in Schedule A.

(e)	Upon completion by the Independent Auditor of the review, the Independent Auditor will deliver to the Vendor and to the Purchaser its report setting out their determination of the items in dispute. The determination of the Independent Auditor will be final and binding on the Purchaser and the Vendor.

(f)	The costs of the Independent Auditor will be allocated between the Vendor and the Purchaser as determined by the Independent Auditor proportionately and based on the relative success of the Parties in such dispute.

(g)	If following the approval or deemed approval by the Purchaser of the Final Statement, or the determination by the Independent Auditor of the Working Capital Adjustment, whichever is later (the “Determination Date”),

(i)	if the Working Capital Adjustment is a positive amount, that amount shall be paid forthwith after the Determination Date by the Purchaser to the Vendor; and

(ii)	if the Working Capital Adjustment shows a deficit (the “Deficit”), the Deficit shall be paid forthwith after the Determination Date by the Vendor to the Purchaser.

Any payment hereunder will be an adjustment to the Purchase Price.

3.4 Valuation of Inventories and Prepaid Expenses and Deposits

For the purposes of this Agreement, including the calculation of the Working Capital Adjustment, the value of the Inventories and Prepaid Expenses and Deposits shall be the lower of cost or net realizable value thereof as set out in the Books and Records; provided that the Inventories shall exclude any impaired or obsolete Inventories.

3.5 Transfer Taxes

The Purchaser or the Real Property Purchasers, as applicable, shall be liable for and shall pay, and GVIC shall cause each of them to pay, all federal and provincial sales, transfer, land transfer and goods and services taxes, harmonized sales taxes (including any retail sales taxes) and all other taxes, duties, fees, registration charges or other like charges of any jurisdiction (except income taxes) properly payable in connection with the transfer of the Purchased Assets by the Vendor to them, provided that the Real Property Purchasers shall be liable for all transfer taxes payable on the transfer of the Owned Real Property and GVIC and the Purchaser shall cause the Real Property Purchasers to pay such transfer taxes. Upon reasonable request of the Vendor, the Purchaser or Real Property Purchasers shall furnish proof of payment, of any taxes paid to any Governmental Authorities to the Vendor.

3.6 ETA Election

The Parties will use their commercially reasonable efforts in good faith to minimize any taxes payable under the ETA in respect of the sale and transfer of the Purchased Assets hereunder by, making a joint election under Section 167 of the ETA, if applicable, and under any similar provision of any applicable provincial legislation, in the form prescribed for the purposes of that provision and the Purchaser shall file such election with the Canada Revenue Agency within the prescribed time periods. The Real Property Purchasers will provide the Vendor with a GST Undertaking and Indemnity at Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor hereby represents and warrants to the Purchaser the matters set out below and acknowledges that the Purchaser is relying on such representations and warranties in connection with the purchase of the Purchased Assets.

4.1 Formation and Authorization to Carry on Business

The Vendor is a corporation validly incorporated and existing under the laws of Canada. The Vendor is duly registered, licensed or qualified to carry on business under the laws of each jurisdiction in which the nature of the Businesses or the Purchased Assets makes such registration, licensing or qualification necessary.

4.2 Due Authorization and Enforceability of Obligations

The Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement and any other Contracts to be entered into by the Vendor as provided herein, and to own the Purchased Assets and to carry on the Businesses as now being carried on by it. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will have been duly authorized by all necessary corporate action on the part of the Vendor at the Closing Time. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against it in accordance with its terms subject to the usual exceptions as to bankruptcy and the availability of equitable remedies. At the Effective Time, each of the contracts required by this Agreement to be delivered by the Vendor will be duly executed and delivered by the Vendor and will be valid and binding obligations of the Vendor, enforceable in accordance with its terms, subject to the usual exceptions of bankruptcy, and the availability of equitable remedies.

4.3 No Other Agreement to Purchase

No Person other than the Purchaser under this Agreement has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of the Businesses or any of the Purchased Assets, other than pursuant to purchase orders accepted by the Vendor in the ordinary course of business.

4.4 Absence of Conflicts

Except for the Credit Agreements, the Vendor is not a party to, bound or affected by or subject to any:

(a)	Contract, agreement, undertaking or other covenant;

(b)	charter or by-law; or

(c)	Laws or Governmental Authorizations;

which would be violated, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of, or the performance by the Vendor of obligations under this Agreement or any other agreement to be entered into under the terms of this Agreement, except, in the case of (a) and (c) above, where such violation, breach, default or encumbrance would not reasonably be expected to result in a Material Adverse Effect. There has been no sale, assignment, subletting, licensing or granting of any rights in or other disposition of or in respect of any of the Purchased Assets or any granting of any agreement or right capable of becoming an agreement or option for the purchase, assignment, subletting, licensing or granting of any rights in or other disposition of any of the Purchased Assets other than pursuant to the provisions of, or as disclosed in, this Agreement or in the ordinary course of business.

4.5 Regulatory Approvals

No approval, Order, consent of or filing with any Governmental Authority, except for Competition Act Approval, is required on the part of the Vendor, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendor’s obligations under this Agreement or any other documents and agreements to be delivered under this Agreement other than those approvals, Orders, consents or filings where any failure to obtain or perform would not have a Material Adverse Effect.

4.6 Compliance with Law

To the knowledge of the Vendor, the Businesses and operations of the Publications are conducted in compliance with all Laws other than Environmental Laws which are specifically addressed in s. 4.19, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect.

4.7 Title to Purchased Assets and Use

The Vendor has the right to possess, use, and sell the Purchased Assets, subject only to the rights of the other parties to the Purchased Contracts and subject to Permitted Encumbrances. At the Effective Time, the Vendor will have full legal right, power and authority to sell, assign and transfer the Purchased Assets (other than the Non-Assignable Rights) to the Purchaser free of all Encumbrances, other than Permitted Encumbrances including those set forth on Schedule 4.7. The Purchased Assets together with the Shared Assets and the Excluded Assets comprise all of the property, rights and assets of the Vendor used in connection with the Businesses as carried on, on the date hereof.

4.8 Intellectual Property

Except as set out in Schedule 4.8(A), the Vendor is the owner of or has the right to use all Intellectual Property used or required for use by the Vendor in connection with the Businesses as now used by the Vendor, including, without limitation, all material licences and all like rights used by or granted to the Vendor in connection with the Publications and the Businesses. Schedule 4.8 sets out all the registered business names, trade names, trade-marks and service marks, copyright, domain names, website names and world wide web addresses issued to except as set out in Schedule 4.8(A) or owned or held by the Vendor exclusively in connection with the Publications or exclusively used in any manner in connection with the Businesses and forming part of the Intellectual Property. Except as set out in Schedule 4.8(A), the Vendor is not a party to or bound by any Contract, save and except for Contracts forming part of the Shared Assets, that limits or impairs its ability to sell, transfer, assign or convey the material Intellectual Property. Except as set out in Schedule 4.8(A), to the knowledge of the Vendor, there are no outstanding claims of any infringement or breach in any material respect by the Vendor in connection with the Businesses of any intellectual property rights of any other Person, and the Vendor has not received any written notice that the conduct of the Businesses, including the use of the material Intellectual Property, infringes upon or breaches any intellectual property rights of any other Person, and to the knowledge of the Vendor, there has been no infringement or violation of any of the Vendor’s rights in the material Intellectual Property by any other Person. Except as set out in Schedule 4.8(A), to the knowledge of the Vendor, there exists no state of facts which casts doubt on the validity or enforceability of any of the material Intellectual Property.

4.9 Insurance

(a)

The Vendor has all fixed assets, including all buildings and structures on the Owned Real Property included in the Purchased Assets and all such fixed assets of the Partnership insured against loss or damage by all insurable hazards or risks in accordance with prudent commercial practice for the industry in which the Businesses operate and such insurance coverage will be continued in full force and effect to and including the Effective Time. To its knowledge, the Vendor is not in default in any material respect with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion.

(b)	To the Vendor’s knowledge and belief, none of the proceedings under Insured Litigation makes any claim or allegation not covered by the insurance policies that is likely or capable of succeeding. The amounts claimed against the Vendor under the insurance policies for all litigation including the Insured Litigation is within any maximum limitation amount of the insurance policies.

4.10 No Expropriation

No part of the Purchased Assets has been taken or expropriated by any Governmental Authority, nor has any notice or proceeding in respect thereof been given or commenced, and to the knowledge of the Vendor, there exists no intent or proposal to give any such notice or commence any such proceedings.

4.11 Purchased Contracts

Schedule 4.11 lists all of the material Purchased Contracts and all amendments thereto (true and complete copies of which have been provided to the Purchaser). The Purchased Contracts are, in all material respects, in good standing, in full force and effect and are enforceable against the Vendor (subject to usual exceptions as to bankruptcy and the availability of equitable remedies) and the Vendor has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and neither the Vendor nor to the knowledge of the Vendor, any other parties to such Purchased Contracts is in default or alleged to be in default of any Purchased Contract, except where such failure to perform, non-entitlement or default would not reasonably be expected to have a Material Adverse Effect.

The Vendor has not received written notice of any material default, breach or termination of any of the Purchased Contracts or of any fact or circumstance which would result in such a material default, breach or termination.

None of the interests of the Vendor in or arising under the Purchased Contracts has been assigned or at Closing will be subject to any Encumbrance (which is not a Permitted Encumbrance) other than Encumbrances for which an Encumbrance discharge will be delivered at Closing.

For the purposes of this Section 4.11, the term “material” shall have its ordinary meaning and not the one given in Section 1.1.

4.12 Licences

Schedule 4.12 sets out a list of all licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) (the “Licences”) held by or granted to the Vendor and required in connection with the Businesses, except for such Licenses the absence of which has not had, and which would not reasonably be excepted to have, a Material Adverse Effect. Each such Licence is valid, subsisting and in good standing and the Vendor is not in default or breach of any such Licence in any material respect. No proceeding is pending or to the knowledge of the Vendor, threatened to revoke or limit any such Licence.

4.13 Financial Information

(a)

The balance sheet for the Businesses as at August 31, 2011 and the earnings statement for the Businesses for the fiscal year ending August 31, 2011 have been provided to the Purchaser and GVIC (together the “Financial Information”). Except as detailed in Schedule 4.13 the Financial Information has been prepared in accordance with GAAP applied on a basis consistent with past practice and presents fairly in all material respects the financial position and results of operation of the Businesses as at the respective dates of the Financial Information.

(b)	The Financial Information has been derived from the accounting books and records of the Businesses and presents fairly, in all material respects, the combined financial position and results of operations of the Businesses as of and for the date and period thereof.

(c)	The balance sheet forming part of the Financial Information does not reflect any material asset that is not intended to constitute part of the Businesses after giving effect to the transactions contemplated hereunder (excluding routine dispositions of assets in the ordinary course of business consistent with past practice) other than the Excluded Assets, and the statement of earnings for the year ended August 31, 2011 included in the Financial Information does not reflect the results of any material operations of the Vendor or any other Person, other than College Printers and the shared services to be provided to the Purchaser pursuant to the Services Agreement, that are not intended to constitute a part of the Businesses after giving effect to the transactions contemplated herein. Such statement of earnings reflects all material costs that historically have been incurred in connection with the operation of the Businesses.

(d)	Other than the Current Liabilities, the Businesses do not have any indebtedness outstanding to any third parties, other than for greater certainty indebtedness to Vendor or other businesses operated by the Vendor.

4.14 Books and Records

The Books and Records of the Vendor in connection with the Businesses have been maintained, in all material respects, in accordance with good business and bookkeeping practice and all financial transactions of the Vendor relating to the Businesses have been accurately recorded, in all material respects, in such books and records.

4.15 Absence of Changes

Since August 31, 2010 the Businesses have been carried on only in the ordinary course of business consistent with past practice and there has not been:

(a)	any Material Adverse Effect;

(b)	any material damage, destruction or loss (whether or not covered by insurance) in connection with the Purchased Assets;

(c)	any material obligation or liability incurred by the Vendor in connection with the Businesses, other than those incurred in the ordinary course of business or as disclosed in any Purchased Contract; or

(d)	any material licence, sale, assignment, transfer or disposition of any Purchased Assets, other than in the ordinary course of business;

and the Vendor has not authorized or agreed or otherwise become committed to do any of the foregoing.

4.16 Litigation and Other Proceedings

Except as described in Schedule 4.16(A), as of the date hereof, there are no court, administrative, regulatory or similar proceedings (whether civil, quasi-criminal or criminal), arbitration or other dispute resolution procedures, investigations or inquiries by any governmental administrative, regulatory or similar body, or any similar matters or proceedings (collectively, “Proceedings”) taken, pending against or, to the knowledge of the Vendor, threatened against or involving the Vendor or any employee of the Vendor, in each case in connection with the Businesses. There is no judgment, decree, injunction, rule, award or order of any Governmental Authority outstanding against the Vendor, or, to the knowledge of the Vendor, any employee of the Vendor, any case in connection with the Businesses or the Purchased Assets. There is no litigation, proceeding or investigation pending or, to the Vendor’s knowledge, threatened against or affecting the Vendor that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by the Vendor in connection with the transactions contemplated by this Agreement.

4.17 Residency

The Vendor is a resident of Canada for the purposes of the Tax Act. The Vendor is a registrant for purposes of the ETA whose registration number is 81468 9469.

4.18 Leased Real Property and Owned Real Property

(a)	Schedule 4.18(A) sets forth a complete list of the Owned Real Property. The Vendor is the beneficial owner of, and has good and marketable title in fee simple to, the Owned Real Property free and clear of all Encumbrances except for Permitted Encumbrances.

(b)	Schedule 4.18(B) sets forth a complete list of the Leased Real Property and the leases related thereto (the “Leases”) by the Vendor with respect to the Businesses including leases in which the Vendor is the landlord. The Vendor has not transferred, assigned, subleased, hypothecated, pledged or encumbered any of its respective rights or interests under any Lease except for the Credit Agreements. The Vendor has not received any written notice from any landlord or sub-landlord or any other party of the termination of any Lease. Each such Lease granting the Vendor its right, title or interest in the Leased Real Property is valid without material default or breach thereunder by the Vendor and no circumstance or set of circumstances exists (including this Agreement) which, with the giving of notice or the passage of time, or both, would permit any applicable landlord, licensor, sub-landlord, lessee, to terminate any Lease or to seek payment of a fee in connection with this Agreement and, to the knowledge of the Vendor, the grantor of such right, title or interest in the Leased Real Property has not taken any actions and has no intent to terminate any Lease.

(c)	Except as disclosed in Schedule 4.18(B), the Leases related to the Leased Real Property have not been materially altered or amended, are in good standing, and are in full force and effect. Upon the consummation of the transactions contemplated by this Agreement, the Leases will continue to be valid, binding and in full force and effect subject to the receipt of any required consents from any landlord in connection with the transactions contemplated by this Agreement. The Purchaser has been provided with true and complete copies of all Leases.

(d)	The Vendor has disclosed to the Purchaser all material surveys, mechanical and structural reports and environmental reports relating to the Owned Real Property in its possession.

4.19 Environmental Matters

(a)	To the knowledge of the Vendor the Purchased Assets, the Owned Real Property, the Leased Real Property, the operation of the Businesses and the production and distribution of the Publications, have been and are in material compliance with applicable Environmental Protection Laws for at least the past 5 years. To the knowledge of the Vendor, no condition exists or event has occurred with respect to the Businesses which, with or without notice or the passage of time or both, would constitute a material violation of or give rise to material liability under applicable Environmental Protection Laws.

(b)	Other than as permitted pursuant to Environmental Protection Laws, to the knowledge of the Vendor, no Hazardous Materials are present on, in, under, around or adjacent to the Owned Real Property and the Leased Real Property in concentrations that are in excess of those permitted under Environmental Protections Laws (having regard to current use) and, to the knowledge of the Vendor, no Hazardous Materials are migrating to or from any of the Owned Real Property or the Leased Real Property in contravention of any Environmental Protection Laws. To the knowledge of the Vendor, the Vendor has not used or permitted the use, and the former owners of the Businesses have not used or permitted the use of, any of the Purchased Assets, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Material except in compliance with applicable Environmental Protection Laws.

(c)	To the knowledge of the Vendor and no investigations have or are being conducted, taken or threatened by any Governmental Authority under or pursuant to any Environmental Protection Laws or in relation to Hazardous Materials with respect to the Businesses or any Purchased Assets.

(d)	There are no outstanding material claims, actions, orders, decrees, rulings or directions made or other judicial/regulatory proceedings commenced, or to the knowledge of the Vendor, threatened, relating to Environmental Protection Laws or Hazardous Materials in respect of the Businesses or the Purchased Assets, nor has the Vendor received notice of any of the same.

(e)	To the knowledge of the Vendor and none of the Owned Real Property or Leased Real Property contain any: (i) underground storage tanks, above ground storage tanks, asbestos, polychlorinated biphenyls, toluene, lead paint; (ii) underground injection wells; (iii) radioactive materials; (iv) septic tanks or waste disposal pits in which Hazardous Materials have been discharged or disposed other than as permitted pursuant to Environmental Protection Laws.

4.20 Employment Matters

(a)	Schedule 4.20(A) sets forth a complete list of, Non-Union Employees to whom the Purchaser shall make an offer of employment, together with their titles, seniority, salaries or hourly rate of pay, date of hiring, last raise date, benefits, vacation entitlement and commission entitlements and bonus entitlements, and all Union Employees together with their titles, seniority, salaries or hourly rate of pay, date of hiring, last raise date, benefits, vacation entitlement and commission entitlements and bonus entitlements. As of the date of this Agreement, none of such Non-Union Employees are on long term disability leave, parental leave or sabbatical leave, except as set forth on Schedule 4.20(B) (the “Employee on Leave”).

(b)	Except for those Employment Contracts listed in Schedule 4.20(C), there are no written Employment Contracts with any Non-Union Employees which are not terminable on the giving of reasonable notice in accordance with Laws. Current and complete copies of all Employment Contracts with any Non-Union Employees (including a summary of any unwritten terms or amendments) have been made available to the Purchaser.

(c)	Except as disclosed in Schedule 4.20(D), there are no grievances, claims, work orders, investigations or charges outstanding, or to the knowledge of the Vendor, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal agency against or in respect of the Vendor relating to the Employees under or in respect of any Employment Legislation. The Vendor is, with respect to the Employees, in compliance in all material respects with all Laws respecting employment, employment practices and standards, terms and conditions of employment, equal employment opportunity, non-discrimination, wages, hours benefits, workers compensation, occupational safety and health and plant closing.

(d)	All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, wages, salaries, bonuses and commissions and employee benefit plan payments for the Employees have been reflected in the books and records of the Vendor and in the Financial Information. At the Effective Time, all bonuses in respect of the 2011 fiscal year shall have been paid to the Employees or will be included in Current Liabilities for purposes of the Working Capital calculation.

(e)	The Vendor has furnished to the Purchaser true, correct, up-to-date, and complete copies of all Benefit Plans (or, where oral, written summaries of the material terms thereof) as amended as of the date hereof, including the most recent personnel manuals, booklets, brochures, summaries, descriptions and manuals prepared for, and circulated to, the Employees and each of their dependants and beneficiaries concerning the Benefit Plan.

(f)	The only Benefit Plans applicable to the Businesses, the Employees are the Benefit Plans as set forth on Schedule 4.20(E).

(g)	The only pension and retirement savings plans applicable to the Businesses and the Employees are the pension and retirement savings plans as set forth on Schedule 4.20(F) (the “Pension Plans”). The Vendor has made all payments and material filings required to be made by it under Laws pursuant to the Pension Plans.

4.21 Collective Agreements

Schedule 4.21 sets out a complete list of the Collective Agreements related to the Businesses, which are all of the collective agreements between the Vendor and any bargaining agent or union which applies to any Union Employee. Current copies of the Collective Agreements have been made available to the Purchaser. Except as disclosed on Schedule 4.21, as at the date hereof, there are no pending or threatened strikes, lock-outs, work-to-rule, slow-down, picketing, work stoppage, grievances, charges of unfair labour practice, complaints or applications pursuant to Employment Legislation by or involving any of the Employees. There are no applications for certification of any Non-Union Employees as a bargaining unit.

4.22 Tax Matters

(a)	The Vendor, in connection with the Businesses, has remitted to the appropriate tax authority, when required by Law to do so, all amounts collected by it on account of HST.

(b)	There is no failure of the Vendor to duly and timely pay all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it which could result in an Encumbrance on the Purchased Assets.

(c)	To the knowledge of the Vendor, there are no material proceedings, investigations, audits or Claims now pending or threatened against the Vendor in respect of any Taxes which would result in an Encumbrance on the Purchased Assets and there are no material matters under discussion, audit or appeal with any Governmental Authority relating to any Taxes which would result in an Encumbrance on the Purchased Assets.

4.23 Sufficiency of Assets

The Purchased Assets, the Excluded Assets and the Shared Assets are, in all material respects, sufficient to carry on the business of the Publications, consistent with past practice, and except for the Excluded Assets and the matters contemplated in the Services Agreement (Schedule 7.8), constitute all of the assets used or held exclusively or primarily by the Vendor in the operation of the Businesses and the Publications. The Vendor has delivered to the Purchaser a complete list of the Shared Assets to facilitate an orderly transition of the Businesses.

4.24 Post Retirement Benefits

No Benefit Plans promise or provide Post Retirement Benefits to any Person.

4.25 No Broker

The Vendor has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment.

4.26 Independent Auditor

Deloitte & Touche LLP is independent with respect to the Vendor within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF GVIC AND THE PURCHASER

Each of GVIC and the Purchaser hereby represents and warrants to the Vendor the matters set out below and acknowledges that the Vendor is relying on such representations and warranties in connection with the purchase of the Purchased Assets.

5.1 Formation

The Purchaser is a limited partnership that is wholly-owned directly or indirectly by GVIC and validly established and existing under the laws of British Columbia and each of 0915949 B.C. Ltd., the general partner of the limited partnership (the “General Partner”), and the Real Property Purchasers, will be, as of the Closing Date, a corporation validly incorporated and existing within the laws of British Columbia, wholly-owned directly or indirectly by GVIC.

5.2 Due Authorization and Enforceability of Obligations

The Purchaser has, and the Real Property Purchasers will have, all necessary power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporation and partnership action on behalf of the Purchaser by its General Partner and will be duly authorized by all necessary corporate action by the Real Property Purchasers prior to the Closing. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

5.3 Absence of Conflicts

The Purchaser is not, and the Real Property Purchasers will not be, a party to, bound or affected by or subject to any material:

(a)	Contract;

(b)	charter or by-law provision; or

(c)	Laws or Governmental Authorizations;

which would be violated, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of, or the performance of their respective obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.

5.4 Financial Ability

GVIC has cash on hand or firm commitments from its lenders, in amounts sufficient to allow it to pay the Purchase Price including that portion to be paid by the Real Property Purchasers including any adjustments, to fund the Assumed Liabilities and all other costs and expenses in connection with the consummation of the transactions and to complete its obligations contemplated by this Agreement.

5.5 Litigation

There are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or, to the knowledge of the Purchaser, pending or threatened against or relating to the Purchaser which, if determined adversely to the Purchaser, would,

(a)	prevent the Purchaser and the Real Property Purchasers from paying the Purchase Price to the Vendor;

(b)	enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets as contemplated by this Agreement; or

(c)	prevent the Purchaser from fulfilling any of its obligations set out in this Agreement or arising from this Agreement.

5.6 Regulatory Approvals

No approval, Order, consent of or filing with any Governmental Authority, except for Competition Act Approval, is required on the part of the Purchaser, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Purchaser’s obligations under this Agreement or any other documents and agreements to be delivered under this Agreement other than those approvals, Orders, consents or filings where any failure to obtain or perform would not have a material adverse effect.

5.7 No Broker

The Purchaser has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without the intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment.

5.8 Goods and Services Tax Registration

The Purchaser and the Real Property Purchasers are duly registered under the ETA with respect to goods and services tax and their registration numbers are 80927 8914 RT001, 85123 3908 RT001, 84591 0683 RT001 and 85123 3106 RT0001.

5.9 Residence of the Purchaser and Real Property Purchasers

The Purchaser is not and the Real Property Purchasers will not be, a non-resident of Canada for the purposes of the Income Tax Act (Canada). The Purchaser is a Canadian partnership for purposes of the Income Tax Act (Canada).

5.10 Independent Auditor

Deloitte & Touche LLP is independent with respect to GVIC, Glacier Media Inc. and the Purchaser within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

ARTICLE 6

SURVIVAL

6.1 Nature and Survival

All representations and warranties contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery under this Agreement of any bills of sale, instruments of conveyance, assignments or other instruments of transfer of title to any of the Purchased Assets and the payment of the consideration for the Purchased Assets for a period of two years from the Closing Date, with the exception of:

(a)	fraudulent misrepresentation and those representations and warranties relating to title to the Purchased Assets, which shall survive for unlimited period of time;

(b)	those representations and warranties relating to Taxes, which shall survive until the expiration of all periods allowed for objecting to or appealing from the final determination of any proceedings relating to any assessment, reassessment or additional assessment by any taxing authority in respect of any tax period ending on or prior to the date hereof;

(c)	those representations and warranties relating to Insured Litigation, which shall survive until the expiration of the limitation period for each Insured Litigation notice or claim; and

(d)	those representations and warranties relating to Environmental Protection Laws shall survive for a period of five years from the Closing Date,

after which time, if no Claim shall have been made against a Party with respect to any incorrectness in or breach of any representation or warranty, that Party shall have no further liability under this Agreement with respect to the applicable representation or warranty.

ARTICLE 7

PURCHASER’S CONDITIONS PRECEDENT

The obligation of the Purchaser to complete the purchase of the Purchased Assets (including the purchase of the Owned Real Property by the Real Property Purchasers) under this Agreement is subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

7.1 Truth and Accuracy of Representations of Vendor at the Closing Time

All of the representations and warranties of the Vendor made in or pursuant to this Agreement shall be true and correct at the Closing Time and with the same effect as if made at and as of the Closing Time (and for such purposes disregarding any reference in such representations and warranties to materiality or Material Adverse Effect), except if any falseness or incorrectness of such representations and warranties, considered in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement and other than representations and warranties that expressly speak of an earlier date or time (in which case such representations and warranties shall be true and correct as of such date or time, except if any falseness or incorrectness of such representations and warranties, considered in the aggregate, would not have a Material Adverse Effect) and the Purchaser shall have received a certificate of the Vendor confirming the truth and correctness of such representations and warranties.

7.2 Compliance with Vendor Covenants

The Vendor shall have performed or complied, in all material respects, with all of its obligations and covenants under this Agreement.

7.3 Receipt of Closing Documentation

The Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions.

7.4 Consents and Authorizations

All Material Consents and the Lenders’ Release, shall have been obtained at or before the Closing Time.

7.5 No Proceedings

There shall be no Order issued preventing, and no pending or threatened Claim or judicial or administrative proceeding, or investigation against any Party by any Governmental Authority, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement.

7.6 Actual Possession

The Vendor shall have delivered actual possession of the Purchased Assets to the Purchaser and the Real Property Purchasers, as applicable; provided however, that delivery of possession of the Owned Real Property shall constitute delivery of possession of all of the Purchased Assets.

7.7 Non-Competition Agreement

The Purchaser and the Vendor will enter into a non-competition agreement attached as Schedule 7.7. If requested by the Vendor, the parties agree to file one or more joint elections in accordance with subsections 56.4(3), 56.4 (7) and/or 56.4(8) of the Income Tax Act (Canada).

7.8 Postmedia Services

On Closing, the Vendor and the Purchaser will enter into the Services Agreement attached as Schedule 7.8.

7.9 Concurrent Closing

The closing of the transaction pursuant to the purchase agreement dated the date hereof between the Vendor and TC Publication Limited Partnership, shall be concurrently completed with the Closing.

7.10 Material Adverse Effect

There shall not have occurred following the date hereof and prior to the Closing Time any Material Adverse Effect.

7.11 Competition Act

Competition Act Approval as described in subsections (i), (ii) or (iii) of the definition thereof shall have been obtained.

7.12 Ancillary Agreements

The National Post Printing Agreement, the National Sales Agreement and the Agency Agreement shall have been entered into. The Purchaser and the Vendor will enter into a perpetual, royalty free worldwide mutual license agreement with respect to the archival data content, including those related items delineated in the definition of the “Circulation Lists and Related Materials” in Section 1.1 herein, as at the Effective Time (the “License Agreement”) in respect of use prior to the Closing Date and in respect of use after the Closing Date by the Purchaser in the Publications and/or web archive and by the Vendor in its business.

ARTICLE 8

VENDOR’S CONDITIONS PRECEDENT

The obligation of the Vendor to complete the sale of the Purchased Assets under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by it in whole or in part):

8.1 Truth and Accuracy of Representations of the Purchaser at Closing Time

All of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct in all material respects at the Closing Time and with the same effect as if made at and as of the Closing Time except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement and other than representations and warranties that expressly speak of an earlier date or time (in which case such representations and warranties shall be true and correct in all material respects as of such date or time) and the Vendor shall have received a certificate of the Purchaser confirming the truth and correctness of such representations and warranties.

8.2 Performance of Obligations

The Purchaser shall have performed or complied with, in all material respects, all of its obligations and covenants under this Agreement, including causing each of the Real Property Purchasers to perform its obligations hereunder.

8.3 Consents and Authorizations

All Material Consents and the Lenders’ Release, shall have been obtained at or before the Closing Time.

8.4 No Proceedings

There shall be no Order issued preventing, and no pending or threatened Claim or judicial or administrative proceeding, or investigation against any Party by any Governmental Authority, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement.

8.5 Concurrent Closing

The closing of the transaction pursuant to the purchase agreement dated the date hereof between the Vendor and TC Publication Limited Partnership, shall be concurrently completed with the Closing.

8.6 Competition Act

Competition Act Approval as described in subsections (i), (ii) or (iii) of the definition thereof shall have been obtained.

8.7 Ancillary Agreements

The National Post Printing Agreement, the National Sales Agreement, the Agency Agreement and the License Agreement shall have been entered into.

If any of the foregoing conditions in this Article 8 has not been fulfilled by Closing, the Vendor may terminate this Agreement by notice in writing to the Purchaser, in which event the Parties are released from all of their respective obligations under this Agreement except as provided under the Confidentiality Agreement and as otherwise contemplated hereby. However, the Vendor may waive compliance with any condition in this Article 8 in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

ARTICLE 9

OTHER COVENANTS OF THE PARTIES

9.1 Operation of Businesses Prior to Closing

During the period from the date of this Agreement to and through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement, or as the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Vendor shall (A) conduct the Businesses in the ordinary course of business in all material respects consistent with past practice and (B) use commercially reasonable efforts to (i) preserve intact the Businesses and operations, preserve its material rights, franchises, goodwill and relationships with any applicable Governmental Entity and its material customers, advertisers, suppliers, and others with whom it does business relating to the Businesses, (ii) keep available the services of the Employees, and (iii) renew any Intellectual Property which is expiring on or before the Closing Date. During the period from the date of this Agreement to and through the Closing Date, except as otherwise expressly contemplated by this Agreement or as required by any applicable Law or as the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Vendor shall not, without limiting the generality of the foregoing, do any of the following with respect to any of the Businesses or the Purchased Assets:

(a)	other than in the ordinary course of business consistent with past practice, incur, create or assume any Encumbrance on any of the Purchased Assets, Owned Real Property or Leased Real Property other than a Permitted Encumbrance;

(b)	sell, lease, license (other than ordinary course intellectual property licenses), transfer, pledge, convey, assign, mortgage or otherwise dispose of any material properties or assets, tangible or intangible, of the Businesses, other than Inventory and obsolete or non-used assets or rights or with a fair market value not in excess of $10,000 in the aggregate;

(c)	other than in the ordinary course of business, amend, cancel, waive, modify or otherwise dispose of or permit to lapse any rights in any Intellectual Property used in connection with the Businesses, other than such Intellectual Property that is no longer used in connection with the Businesses;

(d)	except in the ordinary course of business or as required by the terms of any Benefit Plan in effect as of the date of this Agreement and listed of the Schedules hereto, (i) increase or decrease the compensation (including bonus opportunity) of any of the Employees or any independent contractor, (ii) pay or agree to pay or increase or agree to increase any pension, welfare, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement or arrangement to any Employee or independent contractor, (iii) hire any person to become an Employee or individual independent contractor of the Businesses with annual compensation in excess of $40,000, (iv) amend, terminate, or adopt any Benefit Plan, (other than any amendment, termination or adoption that does not impact any of the Employees) or convert a Benefit Plan into an assumed benefit plan or establish or enter into any new employment, change in control or severance agreements, arrangements, plans or policies for the benefit of or with any Employee, or (v) grant or agree to grant or accelerate the time of vesting or payment of awards held by any of the Employees under any Benefit Plan including any bonus arrangements;

(e)	other than in the ordinary course of business, make or incur any capital expenditures with respect to the Businesses requiring payments in excess of $25,000 in the aggregate;

(f)	amend any material Purchased Contract or enter into a Contract containing a “most favored nation” provision which could reasonably be expected to be applicable to the Purchaser following the Closing or amend any existing Contract in a manner to provide that a “most favored nation” provision contained therein would have a similar effect;

(g)	other than in the diligent prosecution of its rights, institute any action or proceeding or assert any claim regarding, or enter into any settlement regarding, any Intellectual Property forming part of the Purchased Assets;

(h)	other than in the ordinary course of business, reduce the amount of insurance coverage or fail to renew any existing insurance policies that, in each case, is material to the Businesses;

(i)	with respect to Receivables that will remain outstanding following the Closing, cancel or waive any claims under any Receivable or other claims or rights of substantial value or amend or modify the terms relating to any such Receivable or make any concession with respect to any Receivables which is materially adverse to the Businesses;

(j)	materially amend, terminate or allow to lapse any material Permit relating to the Businesses, other than amendments required by applicable Law or other than as consistent with the current business plan;

(k)	enter into any collective agreement relating to the Non-Union Employee, or amend any terms of the Collective Agreements except as specifically required herein; or

(l)	authorize or enter into any Contract or commitment with respect to any of the foregoing.

Notwithstanding the foregoing provisions, nothing contained in this Section 9.1 shall restrict or prevent the Vendor from receiving a distribution from the Partnership of the Vendor’s 70% share of the Partnership’s cash on hand, as set forth in Section 2.4 herein.

9.2 Access to Information

(a)	The Vendor shall permit the Purchaser and its representatives, between the date of this Agreement and the Closing Time, without interference to the ordinary conduct of the Publications, to have reasonable access during normal business hours and upon being given reasonable advance notice, for purposes consistent with this Agreement, to the Purchased Assets, the contracts which are part of the Shared Assets and the Books and Records. The contracts which are part of the Shared Assets may be redacted with respect to information which is proprietary or sensitive to the Vendor, acting reasonably; will only be provided to the extent that the Vendor will not be in breach of a confidentiality obligation with the third party; and will be provided to the Purchaser, as soon as reasonably practicable and in any event within 5 Business Days of the request from the Purchaser. The Vendor shall furnish to the Purchaser copies of Books and Records (subject to any confidentiality agreements or covenants relating to any such Books and Records) as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in Article 4, and to permit the Purchaser to effect an orderly transition of the Businesses following the Closing. Notwithstanding the foregoing, without the prior written consent of the Vendor, the Purchaser shall not contact, and shall instruct its counsel, financial advisors, auditors and other authorized representatives not to contact, any of the employees, advertisers or suppliers of the Publications or the Businesses.

(b)	For a period of seven years following the Closing Date, the Vendor shall permit the Purchaser and its representatives, without interference to the ordinary conduct of the Vendor’s business, to have reasonable access to the Shared Records retained by the Vendor in accordance with its record retention policies in effect from time to time, during normal business hours and upon being given reasonable advance notice, for purposes consistent with this Agreement and the Services Agreement. The Vendor shall furnish to the Purchaser, at the Purchaser’s cost (provided that to the extent that there is any overlap between the access described herein and the access described in Section 1.1 in the definition of “Books and Records”, only the costs relating to such access described in Section 1.1 in the definition of “Books and Records” shall be paid by the Purchaser), copies of such Shared Records (subject to any confidentiality agreements or covenants relating to any such Shared Records) as the Purchaser shall from time to time reasonably request.

(c)	Notwithstanding Sections 9.2(a) and 9.2(b), the Vendor shall not be required to disclose any information, records, files or other data to the Purchaser where prohibited by any Laws or which would result in the disclosure of any trade secrets of third parties or violate any obligation of the Vendor to any third party or that would have the effect of causing the waiver of any solicitor-client privilege.

9.3 Notice by Vendor of Certain Matters

Prior to the Closing, the Vendor shall give notice to the Purchaser of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Vendor contained in this Agreement or in any Schedule thereto to be untrue or inaccurate in any material respect, and (b) any failure of the Vendor to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Schedule thereto. In such event, unless the Purchaser has the right to terminate this Agreement pursuant to Article 7 by reason of such development and exercises such right prior to the Closing Time, the notice provided by the Vendor to the Purchaser pursuant to this Section 9.3 shall be deemed (i) to have amended the applicable Schedule, (ii) to have qualified the representations and warranties contained in Article 4, and (iii) to have cured any misrepresentation or breach of warranty that otherwise might have existed by reason of such development.

9.4 Confidentiality

(a)	Prior to the Closing, or if this Agreement is terminated without completion of the transactions contemplated herein, the Purchaser agrees to be bound by the terms of the Confidentiality Agreement with respect to all information disclosed to it by the Vendor or its agents relating to the Vendor or the Publications.

(b)	After the Closing, the Vendor shall keep confidential all information relating to the Businesses and the Publications, except information which:

(i)	is part of the public domain;

(ii)	becomes part of the public domain other than as a result of a breach of these provisions by the Vendor; or

(iii)	was received in good faith after Closing from an independent Person who was lawfully in possession of such information and, to the knowledge of the Vendor, free of any obligation of confidence.

9.5 Actions to Satisfy Closing Conditions

(a)	Each of the Parties shall use commercially reasonable efforts to take all such actions as are within its power to control, and to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in Article 7, Article 8 or Article 9.

(b)	The Purchaser shall not participate, or permit its affiliates to participate, in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement unless it consults with the Vendor in advance and, to the extent not prohibited by such Governmental Authority, gives the Vendor the opportunity to attend and participate.

(c)	The Purchaser will, and GVIC will cause the Purchaser to, promptly notify the Vendor and the Vendor will promptly notify the Purchaser upon:

(i)	becoming aware of any order or decree or any complaint requesting an order or decree restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated under this Agreement; or

(ii)	receiving any notice from any Governmental Authority of its intention:

(A)	to institute a suit or proceeding to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated by this Agreement; or

(B)	to nullify or render ineffective this Agreement or such transactions if consummated.

(d)	At the Closing Time, the Vendor shall obtain the Lenders’ Release with respect to any security interest in any of the Purchased Assets and shall procure the discharge of all registrations in respect of such security interests within 30 days of the Closing Date.

9.6 Employees

(a)	On or prior to the Closing Date and effective from the Effective Time, the Purchaser will, and GVIC will cause the Purchaser to, offer employment in writing to all of the current Non-Union Employees (for greater certainty, including any Employee on Leave with active employment to commence when they return from leave) on substantially the same or better terms and conditions (including, for greater certainty, position, location, reporting relationship, all compensation, pensions and benefits but excluding any Post Retirement Benefits provided to any Non-Union Employee) as they are currently receiving from the Vendor; provided, however, that the Purchaser need not make written offers of employment to any Non-Union Employees who are disabled and who are in receipt of long-term disability insurance benefits (the “LTD Employees”). Effective on the Closing Date, the LTD Employees shall become employees of the Purchaser on the disability and related insurance or other plans of the Purchaser for the period of their disability. Upon an LTD Employee becoming able to return to work, the Purchaser shall advise the Vendor whether it wishes to retain such individual as an employee and, if it does not, then the Purchaser shall be entitled to dismiss such LTD Employee.

(b)	Effective from the Effective Time, the Purchaser shall, and GVIC shall cause the Purchaser to, continue the employment of all Union Employees. The Purchaser shall:

(i)	recognize the Unions as the sole and exclusive collective bargaining agents as of the Closing Date and immediately thereafter for the Union Employees immediately prior to the Closing Date; and

(ii)	accept and be bound by the terms and conditions of the Collective Agreements applicable to the Union Employees except that the Purchaser and the duly authorized bargaining agent shall be free (upon mutual agreement) to change the terms and conditions of employment for the Union Employees or otherwise modify the Collective Agreements and except that any employee benefit required to be provided under such agreements through a benefit plan maintained by the Vendor shall instead be provided by the Purchaser through a benefit plan maintained by the Purchaser;

(c)	Except as set out herein, the Purchaser will be liable for all compensation and benefits of and liabilities to the Employees, accrued from and after the Effective Time or which relate to events occurring on and after the Effective Time and the Vendor will be liable for all compensation and benefits of and liabilities to the Employees accruing up to the Effective Time or which relate to events occurring prior to the Effective Time (for greater certainty, these liabilities of the Vendor shall not include liabilities included as part of the Working Capital assumed by the Purchaser which shall be the sole responsibility of the Purchaser).

(d)	The Vendor shall continue after the Closing Date to be responsible for all post-retirement benefits of all retired employees of the Businesses at the Closing Date and of those Non-Union Employees to whom the Vendor provides Post Retirement Benefits, if any, but for greater certainty, this does not apply to retirement benefits payable under the Transferred RRSP.

(e)	The Purchaser will, and GVIC will cause the Purchaser to, recognize, for all purposes, including severance and benefits entitlements, all accepting or continuing Employees’ past service with the Vendor or any of its predecessors on the same basis as recognized by the Vendor.

(f)	In addition to the foregoing and, for greater certainty, other than with respect to the LTD Employees (who are dealt with as described below), the Purchaser will be responsible for all termination pay, severance pay and damages (if any) (the “Termination Costs”) payable to all Employees who accept or continue in the Purchaser’s employment. The Purchaser and the Vendor will share equally the Termination Costs, together with any legal or other reasonable costs incurred (whether by reason of judgment, settlement or otherwise), in connection with: (i) any Employees who do not accept employment with the Purchaser at the Closing Date or within 2 months thereafter in the event their employment with the Vendor terminates as a result of the transaction under this Agreement; (such amounts shall be, in the first instance, paid by the Vendor, but the Purchaser shall, on notice from the Vendor, promptly remit to, indemnify and save harmless the Vendor 50% of all such amounts as they are paid or incurred by the Vendor); and (ii) any LTD Employee who is able to return to work but who the Purchaser has advised the Vendor that it does not wish to retain (such amounts shall be, in the first instance, paid by the Purchaser, but the Vendor shall, on notice from the Purchaser, promptly remit to, indemnify and save harmless the Purchaser 50% of all such amounts as they are paid or incurred by the Purchaser).

(g)	The Purchaser shall assume, to the extent that they are reflected in the Working Capital Closing Statement, the obligations of the Vendor with respect to vacation entitlements of the Employees on the same terms and conditions for the current year as such employees would have been entitled had they remained in the employment of the Vendor.

9.7 Benefit Plans and Transferred RRSP

(a)	Effective as of the Closing Date, the Purchaser shall, and GVIC shall cause the Purchaser to, establish or otherwise provide non-pension benefit plans to cover Employees for service with the Purchaser on and after the Closing Date.

(b)	Effective as of the Closing Date, the Vendor shall transfer and assign to the Purchaser all of its rights, liabilities and obligations under the “Transferred Benefit Plans” listed in Schedule 4.20(E) (the “Transferred Benefit Plans”) and the Purchaser shall, and GVIC shall cause the Purchaser to, assume all of such rights, liabilities and obligations under the Transferred Benefit Plans. The Vendor and the Purchaser each agree to do all things necessary to effect the assignment and transfer of the Transferred Benefit Plans from the Vendor to the Purchaser.

(c)	Effective as of the Closing Date, the Vendor shall transfer and assign to the Purchaser all of its rights, liabilities and obligations as sponsor and administrator of the Transferred RRSP and related trusts and other funding media relating to the Employees (the “Fund”) and the Purchaser shall, and GVIC shall cause the Purchaser to, assume all of such rights, liabilities and obligations. The Vendor and the Purchaser each agree to do all things necessary to effect the assignment and transfer of the sponsorship and administration of the Transferred RRSP and the Fund from the Vendor to the Purchaser. The Vendor shall cause to be filed with the relevant Governmental Authority, as soon as practicable after the Closing Date but in any event within 60 days thereafter, such documentation as may be required by law or under the terms of the Transferred RRSP to reflect the assignment of the Transferred RRSP and the Fund to the Purchaser. The Purchaser shall, and GVIC shall cause the Purchaser to, at its own expense, do all things required of it under law to establish that it is the successor sponsor and administrator to the Vendor under the terms of the Transferred RRSP and the Fund.

9.8 Preservation of Records

The Purchaser shall, and GVIC shall cause the Purchaser to, take all reasonable steps to preserve and keep the original records of the Vendor and the Publications delivered to the Purchaser in connection with the completion of the transactions contemplated by this Agreement for a period of 6 years from the Closing Date, or for any longer period as may be required by any Law or Governmental Authority, and shall make such original records available to the Vendor on a timely basis, as may be required by it.

9.9 Risk of Loss

If the Purchased Assets are damaged or destroyed or appropriated, expropriated or seized by any Person, on or prior to the Closing Date, and if such acts or events:

(a)	in the aggregate have a Material Adverse Effect, then the Purchaser may, within 5 days of becoming aware of such acts or events, terminate this Agreement; or

(b)

in the aggregate do not have a Material Adverse Effect or, in the aggregate have a Material Adverse Effect but the Purchaser fails to give notice within the applicable time period, then the representations and warranties of the Vendor that are not true and correct in all material respects as of the Closing Date solely as a result of such damage, destruction, expropriation or seizure shall be deemed to be true and correct in all material respects as of the Closing Date for all purposes under this Agreement and the Purchaser will complete the transactions contemplated by this Agreement without reduction of the Purchase Price. In such event, all proceeds of insurance or compensation for expropriation or seizure in respect thereof will be payable to the Purchaser and all right and claim of the Vendor to any such amounts not paid by the Closing Date will be assigned to the Purchaser (the “Insurance Proceeds”).

9.10 Insurance

The Vendor hereby agrees to add the Purchaser to the Vendor’s insurance policies that relate to Insured Litigation. The Purchaser hereby agrees to adhere to and be by bound by the terms of such policies. The Vendor agrees to continue the coverage under the insurance policies and to adhere to and be bound by the terms of such policies applicable to it until the later of the date on which all Insured Litigation is finally settled or paid pursuant to the insurance policies, or date of the expiration of the limitation period for any claim which may be made under the insurance policies, for any matter which could be Insured Litigation.

9.11 Regulatory Matters

The Purchaser and the Vendor will each use, and GVIC will cause the Purchaser to use, commercially reasonable efforts to obtain Competition Act Approval and in doing so will cooperate with each other. Without limiting the generality of the foregoing, the Purchaser and the Vendor will as soon as practicable after the date of this Agreement, prepare and provide submissions to the Commissioner of Competition, including an application for an Advance Ruling Certificate and a request in the alternative for a no-action letter and a waiver from notification under paragraph 113(c) and promptly furnish any additional information requested under the Competition Act. In addition, if required by the Purchaser or the Vendor, the Purchaser and the Vendor shall file a pre-merger notification pursuant to the Competition Act.

The Vendor will inform the Purchaser of any substantive communications it has with the staff of the Competition Bureau or the Commissioner of Competition and will permit the Purchaser to participate in or review any such communication before it is made. The Purchaser will inform the Vendor of any substantive communications it has with the staff of the Competition Bureau or the Commissioner of Competition and will permit the Vendor to participate in or review any such communication before it is made.

Notwithstanding the foregoing, submissions, filings or other written communications to the Commissioner of Competition or the staff of the Competition Bureau may be redacted as necessary before sharing with the other Party to address reasonable solicitor-client or other privilege or confidentiality concerns, provided that external legal counsel to the Purchaser and the Vendor shall receive non-redacted versions of drafts or final submissions, filings or other written communications to the Commissioner of Competition or the staff of the Competition Bureau on the basis that the redacted information will not be shared with their respective clients.

The Purchaser will pay any requisite filing fees in relation to any filing or application made in respect of the Competition Act.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by the Vendor

(a)	The Vendor shall indemnify and save harmless the Purchaser, from and against all valid Claims which may be made or brought against the Purchaser, or which it may suffer or incur, as a result of or in connection with or relating to:

(i)	any non-fulfilment or breach of any covenant or agreement on the part of the Vendor contained in this Agreement;

(ii)	any misrepresentation or any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or in any certificate furnished by the Vendor pursuant to this Agreement, and

(iii)	the Retained Liabilities.

(b)	The Vendor’s obligations under Section10.1(a)(ii) shall be subject to the following limitations:

(i)	the obligations of the Vendor thereunder shall terminate on the second anniversary date following the Closing Date except with respect to bona fide Claims by the Purchaser set forth in written notices given by the Purchaser to the Vendor prior to such date and in any event, within 45 days of its determination that it has a bona fide Claim, with the exception of fraudulent misrepresentation and those representations and warranties relating to title to the Purchased Assets which shall not terminate, and Taxes and the Environment which shall terminate as set out in sections 6.1(b) and 6.1(c), respectively;

(ii)	the Vendor shall not be required to pay any amounts until the aggregate of all Claims exceeds $150,000 and then the Vendor shall be obligated to pay all such Claims subject to the cap set forth in Section 10.1(b)(iii);

(iii)	the Vendor’s total liability shall not exceed $14 million CAD;

(iv)	the limitations provided herein shall not be applicable to any Insured Litigation breach by the Vendor with respect to Section 4.9(b) as it relates to any litigation which would be Insured Litigation; and

(v)	notwithstanding the definition of Claim, the Vendor shall not be liable for any special, indirect, incidental, consequential, punitive or aggravated damages, including damages for loss of profits and lost business opportunities or damages calculated by reference to any Purchase Price methodology.

10.2 Indemnification by the Purchaser

(a)	Each of GVIC and the Purchaser shall indemnify and save harmless the Vendor, from and against all valid Claims which may be made or brought against the Vendor, or which it may suffer or incur, as a result of or in connection with or relating to:

(i)	any non-fulfilment or breach of any covenant or agreement on the part of GVIC or the Purchaser or the Real Property Purchasers contained in this Agreement;

(ii)	any misrepresentation or any incorrectness in or breach of any representation or warranty of GVIC and the Purchaser contained in this Agreement or in any certificate furnished by the Purchaser pursuant to this Agreement;

(iii)	the Transferred RRSP as provided for pursuant to Section 9.7; and

(iv)	the Transferred Benefit Plans in respect of liabilities commencing on or after the Effective Time except as provided for in Working Capital Adjustment and as provided for pursuant to Section 9.7.

(b)	GVIC’s and the Purchaser’s obligations under this Section 10.2 shall be subject to the following limitations:

(i)	the obligations of GVIC’s and the Purchaser under Section 10.2(a)(ii) shall terminate on the second anniversary of the Closing Date except with respect to bona fide Claims by the Vendor set forth in written notices given by the Vendor to the Purchaser prior to such date and in any event, within 45 days of its determination that it has a bona fide Claim with the exception of fraudulent misrepresentation which shall survive without limitation; and

(ii)	notwithstanding the definition of Claim, the Purchaser shall not be liable for any special, indirect, incidental, consequential, punitive or aggravated damages.

10.3 Indemnification Procedures for Third Party Claims

(a)	In the case of Claims made by a third party with respect to which indemnification is sought, the Party seeking indemnification (the “Indemnified Party”) shall give prompt notice, and in any event within 30 days, to the other Party (the “Indemnifying Party”) of any such Claims made upon it including a description of such third party Claim in reasonable detail including the sections of this Agreement which form the basis for such Claim, copies of all material written evidence of such Claim in the possession of the Indemnified Party and the actual or estimated amount of the damages that have been or will be sustained by an Indemnified Party, including reasonable supporting documentation therefor.

(b)	The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in Section 10.3(a), to assume the control of the defence, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided that the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Section in respect of that Claim.

(c)

Upon the assumption of control of any Claim by the Indemnifying Party as set out in this Section 10.3, the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall co-operate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense.

(d)	The final determination of any Claim pursuant to this Section 10.3, including all related costs and expenses, shall be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be of such Claim against the Indemnifying Party.

(e)	If the Indemnifying Party does not assume control of a Claim as permitted in this Section 10.3, the obligation of the Indemnifying Party to indemnify the Indemnified Party in respect of such Claim shall terminate if the Indemnified Party settles such Claim without the prior written consent of the Indemnifying Party.

10.4 Reductions and Subrogation

If the amount of any Claim incurred by an Indemnified Party at any time subsequent to the making of an indemnity payment is reduced by:

(a)	any net Tax benefit to that Indemnified Party; or

(b)	any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person,

the amount of such reduction (less any costs, expenses (including taxes) or premiums incurred in connection therewith), shall promptly be repaid by the Indemnified Party to the Indemnifying Party. Upon making a full indemnity payment, the Indemnifying Party shall, to the extent of such indemnity payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Claim to which the indemnity payment relates.

10.5 Exclusive Remedy

From and after Closing, the rights of indemnity set forth in this Article 10 are the sole and exclusive remedy of each Party in respect of any misrepresentation, incorrectness in or breach of representation or warranty or breach of covenant, by the other Party under this Agreement except for Sections 9.6(f) and 9.10. Accordingly, the Parties waive, from and after the Closing, any and all rights, remedies and claims that one Party may have against the other, whether at law, under any statute or in equity relating to misrepresentation, incorrectness in or breach of representation or warranty or breach of covenant other than as expressly provided for in this Article 10 and other than those arising with respect to any fraud or wilful misconduct except for Sections 9.6(f) and 9.10. The Parties agree that if a Claim for indemnification is made by one Party in accordance with Section 10.1 or Section 10.2, as the case may be, and there has been a refusal by the other Party to make payment or otherwise provide satisfaction in respect of such Claim, then a legal proceeding is the appropriate means to seek a remedy for such refusal. This Article 10 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants under this Agreement or under any Closing document or by any termination or rescission of this Agreement by any Party.

10.6 One Recovery

A Party shall not be entitled to double recovery for any Claims even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by the other Party in this Agreement.

10.7 Duty to Mitigate

Nothing in this Agreement shall in any way restrict or limit the general obligation at law of a Party to mitigate any loss which it may suffer or incur by reason of the breach by the other Party of any representation, warranty or covenant of that other Party under this Agreement. If any Claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, a Party shall take all appropriate steps to enforce such recovery, settlement or payment. If the Indemnified Party fails to make all commercially reasonable efforts to mitigate any loss then the Indemnifying Party shall not be required to indemnify any Indemnified Party for the loss that could have been avoided if the Indemnified Party had made such efforts.

10.8 Tax Status of Indemnification Payments

Any payment made by the Vendor pursuant to this Article 10 shall constitute a reduction of the Purchase Price and any payment made by the Purchaser pursuant to this Article 10 shall constitute an increase in the Purchase Price. In either case, each of the Vendor and the Purchaser shall, within a reasonable time of payment and receipt of such payment, as applicable, and in any event within 2 months of such payment, request all amendments to its current or past Tax Returns as may be necessary to reflect the foregoing. For greater certainty, any such reduction of, or increase in, the Purchase Price shall be allocated among the Purchased Assets to which such payment by the Vendor or Purchaser, respectively, can reasonably be considered to relate.

ARTICLE 11

TERMINATION

11.1 Termination

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing Date only:

(a)	by the mutual written consent of the Vendor and the Purchaser;

(b)	by either the Vendor or the Purchaser, upon written notification of the non-terminating Party by the terminating Party, if any permanent injunction, Order, decree, ruling or other action by any Governmental Authority of competent jurisdiction that shall prohibit consummation of the transactions contemplated by this Agreement shall have been issued or taken and shall have become final and non-appealable;

(c)	by Purchaser, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Vendor set forth in this Agreement, which breach or failure to perform would cause the condition set forth in Sections 7.1 or 7.2 not to be satisfied and is incapable of being cured by the date that is 120 days from the date of this Agreement;

(d)	by Vendor, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, which breach or failure to perform would cause the condition set forth in Sections 8.1 or 8.2 not to be satisfied and is incapable of being cured by the date that is 120 days from the date of this Agreement; and

(e)	by either the Vendor or the Purchaser, if the transactions contemplated by this Agreement are not consummated by the date that is 120 days from the date of this Agreement,

except to the extent that such failure arises out of, or results from, a breach by the Party seeking to terminate this Agreement of any representation, warranty or covenant of such Party contained herein.

11.2 Effect of Termination

If this Agreement is terminated in accordance with the provisions of Section 11.1, the Parties will be released from all obligations under this Agreement except as provided under the Confidentiality Agreement and as otherwise contemplated hereby provided, however, that nothing in this Section 11.2 shall relieve any party of liability for any intentional or fraudulent breach of a covenant under this Agreement.

ARTICLE 12

GENERAL

12.1 GVIC and the Purchaser

GVIC covenants and agrees to cause the Purchaser and the Real Property Purchasers to take all steps, to do and perform all such acts and things, to execute and deliver all such agreements, documents and other instruments, and to pay such amounts, as are necessary or desirable to comply with all covenants and agreements of the Purchaser and the Real Property Purchasers contained herein. The agreements, covenants, representations and warranties and other obligations herein which are expressed to be made by the Purchaser and GVIC are joint and several agreements, covenants, representations and warranties and obligations.

12.2 Public Notices

The Parties shall jointly plan and co-ordinate any public notices, media releases, and any other publicity concerning the transactions contemplated by this Agreement and no Party shall act in this regard without the prior approval of the other, such approval not to be unreasonably withheld, except:

(a)	where required to meet timely disclosure obligations of any Party under Laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable and a copy of such disclosure is provided to the other Party; and

(b)	in the case of the Vendor’s communication made to the Vendor’s Employees who are affected by such transaction.

12.3 Expenses

Except as otherwise provided in this Agreement, each of the Parties shall pay their respective legal, accounting, and other professional advisory fees, costs and expenses incurred in connection with the purchase and sale of the Publications and the Purchased Assets and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses incurred.

12.4 Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section 12.4 referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

(a)	in the case of a Notice to the Vendor at:

c/o Postmedia Networks Inc.

1450 Don Mills Road

North York, ON M3B 2X7

Attention: Doug Lamb

Facsimile No.: (416) 442-3382

Email: [Redacted]

(b)	in the case of a Notice to GVIC or the Purchaser at:

c/o GVIC Communications Corp.

1970 Alberta Street

Vancouver, British Columbia

V5Y 3X4

Attention: President

Fax: (604) 879-1483

E-mail: [Redacted]

with a copy to:

Farris, Vaughan, Wills & Murphy LLP

# 2500 – 700 West Georgia Street

Vancouver, British Columbia

V7Y 1B3

Attention: Elizabeth J. Harrison, Q.C.

Fax: (604) 661.9349

E-mail: [Redacted]

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section 12.4.

12.5 Assignment

No party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party.

12.6 Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

12.7 Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound thereby.

12.8 Further Assurances

The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing provided that the costs and expenses of any actions taken after Closing at the request of a Party shall be the responsibility of the requesting Party.

12.9 Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile or portable document format (PDF) and all such counterparts and facsimiles together constitute one and the same agreement.

IN WITNESS OF WHICH the Parties have executed this Agreement.

POSTMEDIA NETWORK INC.

By:	“Paul Godfrey”
Name: Paul Godfrey
Title: President and Chief Executive Officer

By:	“Doug Lamb”
Name: Doug Lamb
Title: Chief Financial Officer

LMP PUBLICATION LIMITED PARTNERSHIP, by its General Partner 0915949 B.C. Ltd.

By:	“Jonathan Kennedy”
Name: Jonathon Kennedy
Title: President and Chief Executive Officer

By:	“Orest Smysnuik”
Name: Orest Smysnuik
Title: Chief Financial Officer

GVIC COMMUNICATIONS CORP.

By:	“Jonathan Kennedy”
Name: Jonathon Kennedy
Title: President and Chief Executive Officer

By:	“Orest Smysnuik”
Name: Orest Smysnuik
Title: Chief Financial Officer